Exhibit 1

Media Relations Jorge Pérez +52 (81) 8259-6666 jorgeluis.perez@cemex.com	Analyst and Investor Relations Alfredo Garza / Fabián Orta +1 (212) 317-6011 +52 (81) 8888-4327 ir@cemex.com

CEMEX ANNOUNCES EARLY TENDER RESULTS

FOR CERTAIN NOTES AND EARLY SETTLEMENT OF TENDER OFFER

MONTERREY, MEXICO, April 11, 2022 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that U.S.$163,762,000 aggregate principal amount of the outstanding 5.200% Notes due 2030 (the “2030 Notes”), U.S.$108,648,000 aggregate principal amount of the outstanding 5.450% Notes due 2029 (the “2029 Notes”) and U.S.$156,178,000 aggregate principal amount of the outstanding 3.875% Notes due 2031 (the “2031 Notes” and, together with the 2030 Notes and the 2029 Notes, the “Notes”), in each case issued by CEMEX, were validly tendered by holders of the Notes at or prior to the early tender deadline of 8:00 a.m., New York City time, on April 11, 2022 (the “Early Tender Date”), pursuant to CEMEX’s previously announced cash tender offer (the “Tender Offer”) to purchase up to U.S.$500,000,000 (the “Aggregate Maximum Tender Amount”) of the Notes. The Tender Offer is being made pursuant to the Offer to Purchase dated March 28, 2022 (the “Offer to Purchase”) and the related letter of transmittal.

The following table summarizes the early tender results as of the Early Tender Date and the aggregate principal amount of Notes that CEMEX has accepted for purchase:

Title of Security	CUSIP / ISIN	Aggregate Principal Amount Outstanding	Total Consideration(1)(2)	Acceptance Priority Level	Principal Amount Tendered	Principal Amount Accepted for Purchase
5.200% Notes due 2030	151290 BX0 / US151290BX00 P2253T JQ3 / USP2253TJQ33	U.S.$1,000,000,000	U.S.$991.250	1	U.S.$163,762,000	U.S.$163,762,000
5.450% Notes due 2029	151290 BV4 / US151290BV44 P2253T JN0 / USP2253TJN02	U.S.$1,000,000,000	U.S.$1,012.625	2	U.S.$108,648,000	U.S.$108,648,000
3.875% Notes due 2031	151290 BZ5 / US151290BZ57 P2253T JR1 / USP2253TJR16	U.S.$1,750,000,000	U.S.$911.875	3	U.S.$156,178,000	U.S.$156,178,000

(1)	Per U.S.$1,000 principal amount.

(2)	Total consideration does not include accrued and unpaid interest.

The early settlement date on which CEMEX will make payment for such 2030 Notes, 2029 Notes and 2031 Notes accepted in the Tender Offer is expected to be April 13, 2022 (the “Early Settlement Date”).

Holders of Notes that validly tendered their Notes on or prior to the Early Tender Date and whose Notes have been accepted for purchase are entitled to receive U.S.$991.250 per U.S.$1,000 principal amount of 2030 Notes, U.S.$1,012.625 per U.S.$1,000 principal amount of 2029 Notes and U.S.$911.875 per U.S.$1,000 principal amount of 2031 Notes accepted for purchase, which includes, in each case, an early tender premium equal to U.S.$30.00 per U.S.$1,000 principal amount of Notes accepted for purchase. Holders of Notes who validly tendered their Notes on or prior to the Early Tender Date and whose Notes have been accepted for purchase will also receive accrued and unpaid interest on their accepted Notes from the last interest payment date to, but not including, the Early Settlement Date. The total cash payment to purchase the accepted Notes on the Early Settlement Date will be approximately U.S.$419,293,717.35. Notes that have been validly tendered cannot be withdrawn, except as may be required by applicable law. The Tender Offer will expire at 11:59 p.m., New York City time, on April 25, 2022 (the “Expiration Date”).

Holders of Notes who tender after the Early Tender Date but before the Expiration Date and whose Notes are accepted for purchase pursuant to the Tender Offer will not receive the early tender premium equal to U.S.$30.00 per U.S.$1,000 principal amount of Notes accepted for purchase. Any tendered Notes that are not accepted for purchase will be returned or credited without expense to the holder ’s account.

CEMEX has retained BofA Securities, Inc. (“BofA Securities”) and J.P. Morgan Securities LLC (“J.P. Morgan Securities”) to act as Dealer Managers for the Tender Offer. Holders with questions about the Tender Offer can contact BofA Securities at +1(888) 292-0070 (toll free) or +1(646) 855-8988 (collect) and J.P. Morgan Securities at +1(886) 846-2874 (toll free) or +1(212) 834-7279 (collect). Holders can obtain additional copies of the Offer to Purchase and related material from the Information Agent and Tender Agent, Global Bondholder Services Corporation, at +1(855) 654-2015 (toll-free) or +1(212) 430-3774 (collect for banks and brokers).

This release is neither an offer to purchase nor a solicitation of an offer to sell or buy any securities in any transaction. The Tender Offer is being made pursuant to the Offer to Purchase and the related letter of transmittal, copies of which were delivered to holders of the Notes, and which set forth the complete terms and conditions of the Tender Offer. The Tender Offer is not being made to, nor will CEMEX accept tenders of the Notes from, holders in any jurisdiction in which the Tender Offer would not be in compliance with the securities or blue sky laws of such jurisdiction. None of CEMEX, the Dealer Managers, the tender agent, the information agent or the trustee under the indentures governing the Notes, or any of their respective affiliates, makes any recommendation in connection with the Tender Offer.

Neither the Offer to Purchase nor any related documents have been filed with, or approved or reviewed by, any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Offer to Purchase or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary.

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This press release contains forward-looking statements within the meaning of the U.S. federal securities laws and information that are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to CEMEX’s plans, objectives, expectations (financial or otherwise), and typically can be identified by the use of words such as “will,” “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,” “strategy,” “intend,” “aimed,” and similar terms. Although CEMEX believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially from results anticipated by forward-looking statements due to various factors. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties discussed in the Company’s most recent annual or quarterly report and detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, which factors are incorporated herein by reference, including, but not limited to: the impact of pandemics, epidemics or outbreaks of infectious diseases and the response of governments and other third parties, including with respect to COVID-19, which have affected and may continue to adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as availability of, and demand for, our products and services; the cyclical activity of the construction sector; our exposure to other sectors that impact our and our client’s business, such as, but not limited to, the energy sector; availability of raw materials and related fluctuating prices; competition in the markets in which we offer our products and services; general political, social, health, economic and business conditions in the markets in which we operate or that affect our operations and any significant economic, health, political or social developments in those markets, as well as any inherent risks to international operations; the regulatory environment, including environmental, energy, tax, antitrust, labor and acquisition-related rules and regulations; our ability to satisfy our obligations under our material debt agreements, the indentures that govern our outstanding notes and other debt instruments and financial obligations; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; the impact of our below investment grade debt rating on our cost of capital and on the cost of the products and services we purchase; loss of reputation of our brands; our ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing initiatives for our products and generally meet our “Operation Resilience” strategy goals; the increasing reliance on information technology infrastructure for our sales invoicing, procurement, financial statements and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products and services; weather conditions, including, but not limited to, excessive rain and snow, and disasters such as earthquakes and floods; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement (“USMCA”), which was signed on November 30, 2019 and entered into force on July 1, 2020, superseding the North American Free Trade Agreement (“NAFTA”); terrorist and organized criminal activities as well as geopolitical events, such as war and armed conflicts, including the current conflict between Russia and Ukraine; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; natural disasters and other unforeseen events (including global health hazards such as COVID-19); and the other risks and uncertainties described under “Certain Significant Consequences to Non-Tendering Holders” in the Offer to Purchase and “Risk Factors” in the other documents incorporated by reference therein. You should not place undue reliance on forward-looking statements and any forward-looking statements presented herein are made only as of the date of this press release. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events that occur after the date on which the forward-looking statement is made, or otherwise, except as required by applicable law. No assurance can be given that the transactions described herein will be consummated or as to the final terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release. CEMEX is not responsible for the attention provided in, nor the content of any call made to any third-party phone number referenced to or accessible through this press release, as well as any costs incurred from any calls made to any the aforementioned telephone numbers.

For enquiries or further information please contact:

CEMEX, S.A.B. de C.V.

Ave. Ricardo Margáin Zozaya #325

Colonia Valle del Campestre

San Pedro Garza García, Nuevo León

México 66265

Tel: 52 81 8888-4369

E-mail: Rafael.valenzuela@cemex.com

Attention: Rafael Valenzuela Gaytán

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